VALUE ASSURANCES AGREEMENT

This VALUE ASSURANCES AGREEMENT (this “Agreement”), is effective as of June 30, 2017 (the “Effective Date”) by and between KISHORE KHANDAVALLI (“Khandavalli”, and the “Contributor”) on the one hand and SHAREDLABS, INC., a Delaware corporation (“Acquirer”) on the other.

RECITALS

A. The Contributor and Acquirer are parties to that Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which the Contributor have sold and contributed to Acquirer, and Acquirer has purchased and accepted, one hundred percent (100%) of the outstanding Common Stock of iTech US, Inc., a Virginia corporation.

B. In connection with the transactions contemplated by the Purchase Agreement, Acquirer has issued to Contributor an aggregate of Two Hundred and Forty Two Thousand Seven Hundred and Eighteen (242,718) shares of Acquirer’s Common Stock (such shares issued pursuant to the Contribution Agreement, the “Rollover Shares”) in exchange for the Contributor contributing certain shares of the Common Stock of iTech US, Inc. to the Acquirer pursuant to that certain Contribution Agreement, dated as of the date hereof (the “Contribution Agreement”), between the Contributor and Acquirer.

C. The Acquirer has assured the Contributor that the Rollover Shares will maintain a fair market value, on and as of the Measurement Date (as hereinafter defined), equal to not less than Two Million Dollars ($2,000,000) (the “Agreed Value”) and have agreed to enter into this Agreement to support such assurances.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Determination of Fair Value.

A. Retention. The parties hereby agree to retain an independent valuation firm (that has not performed work for either party or their respective affiliates within the two (2) year period prior to the retention thereof) who is a member of the American Society of Appraisers (such exact firm to be selected by agreement between the parties, in writing, within twenty (20) days after the second anniversary of the Effective Date or, in the absence thereof, by lot on the twenty-first (21st) day) (as selected, “Valuation Firm”) to conduct a full and objective assessment of the fair market value (the “Fair Value”) of the Rollover Shares, in U.S. Dollars, on and as of the Measurement Date (as hereinafter defined). The parties desire that Fair Value be assessed on the basis that a willing buyer would pay a willing seller (under no compulsion to sell) in an “arm’s length” transaction using the generally accepted valuation principles deemed appropriate under the circumstances by the Valuation Firm. As used herein, “Measurement Date” shall mean the second anniversary of the Effective Date.

B. Valuation Rules. The parties agree that (and the Valuation Firm is hereby instructed that) (1) subject to subpart C. below, the Valuation Firm shall be retained jointly by the Acquirer and the Contributor, (2) the Valuation Firm must remain neutral and objective with respect to the valuation to be conducted hereunder, (3) the Valuation Firm must make a final determination of the Fair Value of the Rollover Shares in accordance with a strict interpretation of the relevant provisions hereof, (4) each of the Acquirer and the Contributor will provide (and will cause all agents, employees, advisors, accountants, Affiliates and representatives (collectively, “Representatives”) to provide) the Valuation Firm with access to such books, records, personnel, facilities, and other information, data or Contracts (including, without limitation, (i) accounting information, (ii) work papers and (iii) information regarding the capital structure of the Acquirer (including without limitation, all information regarding convertible, exchangeable or exercisable securities or instruments, and all information regarding any phantom stock, stock appreciation rights, or similar rights, contracts or instruments, if any)) as the Valuation Firm regards as reasonably necessary or appropriate to its assignment hereunder, and (5) the Valuation Firm will be required to provide a written report with respect to its determination hereunder (the “Final Determination Report”) as soon as reasonably practicable, but, in any event, within 90 days following his/its appointment. Acquirer agrees to take all actions commercially reasonable to permit the Final Determination Report to be timely delivered. Pursuant to the terms hereof, the Valuation Firm shall conduct a valuation to determine the Fair Value of the Acquirer (on a fully consolidated basis with its subsidiaries) and thereafter allocate such Fair Value across the various classes and series of capital stock, after giving effect to the relative rights, preferences and privileges thereof calculate the proportionate Fair Value of the Rollover Shares. In addition, for purposes of the Final Determination Report, the calculation of Fair Value shall be made assuming (x) capitalization on a fully diluted basis and (y) that the “Warrant to Purchase Stock” issued to Praesidian (“Praesidian”) entitles Praesidian to purchase seven and one-half percent (7.5%) of Acquirer’s issued and outstanding capitalization (without further adjustment as provided in Section 2.09(b) of the Investment Agreement between Acquirer and Praesidian ), unless in the case of either (x) or (y) above, the Valuation Firm concludes (in good faith) that such an assumption is fundamentally inconsistent with the generally accepted valuation principles deemed appropriate by the Valuation Firm), and unless in the case of (y) above, the Valuation Firm concludes (in good faith) that such assumption would increase the calculation of the Fair Value of the Rollover Shares by more than $50,000. The determination of the Valuation Firm shall be binding on the parties hereto, absent manifest error or a failure to adhere to the express terms of this Agreement.

C. Fees, Costs and Expenses. The costs, fees and expenses of the Valuation Firm shall be billed to, and exclusively paid by, the Acquirer.

D. Valuation by Agreement. Notwithstanding the foregoing, in the event that the Acquirer, on the one hand, and the Contributor, on the other, agree in writing to the Fair Value of the Rollover Shares on the Measurement Date, then such agreement shall control over any determination by the Valuation Firm. The parties are under no obligation to agree to Fair Value hereunder.

2. True-Up.

A. Issuance of Additional Shares. If the Fair Value of the Rollover Shares on the Measurement Date as set forth in the Final Determination Report is less than the Agreed Value, the Acquirer shall issue and deliver to the Contributor, within three (3) Business Days following the delivery of the Final Determination Report, such number of additional shares of Common Stock (“Additional Shares”), without requirement of additional payment or consideration due from the Contributor, as is necessary to ensure that the Fair Value of the Rollover Shares plus the Additional Shares is equal to the Agreed Value on and as of the Measurement Date. To the extent that any shares of capital stock are required to be issued to other Persons in connection with the issuance of the Additional Shares, either pursuant to the terms of the certificate of incorporation, any Contract (including any warrant) or otherwise (the “Required Issuances”), then, in that case, the Valuation Firm shall take into account such Required Issuances in connection with determining the number of Additional Shares to be issued hereunder such that the Fair Value of the Rollover Shares plus the Additional Shares is equal to the Agreed Value following the issuance of the Required Issuances. Notwithstanding the foregoing, in no event shall the total number of Additional Shares to be issued therefor exceed two hundred forty two thousand seven hundred eighteen (242,718) (the “Share Cap”), as adjusted from time to time pursuant to Section 2F. For purposes of absolute clarity, the parties hereto acknowledge and agree that the intent of the foregoing sentence is to ensure that the Valuation Firm grosses up the number of Additional Shares to make the Contributor whole for the Required Issuances, if any, triggered by such Additional Shares, up to the stated cap.

B. If any Liquidity Event (as defined below) occurs with respect to the any Rollover Shares prior to the Measurement Date, and the total consideration payable to the Contributor with respect to the Rollover Shares in connection with such Liquidity Event (the “Liquidity Event Consideration”) is less than the Agreed Value, then, simultaneously with the closing of such Liquidity Event, the Acquirer or its applicable successor shall pay the Contributor an amount in cash, payable by wire transfer of immediately available funds or bank cashier’s check, equal to the difference between the Agreed Value and the Liquidity Event Consideration, expressed as a positive number (such payment, the “Liquidity Event True-Up Payment”). For example, if the Liquidity Event Consideration with respect to the Rollover Shares is One Million Five Hundred Thousand Dollars ($1,500,000), then the amount of the Liquidity Event True-Up Payment payable by the acquirer would be Five Hundred Thousand Dollars ($500,000). “Liquidity Event” means an event or series of events in which the holders of any Rollover Shares receive payments or distributions, or the right to receive such payments or distributions, of cash or property that can be converted into cash in a short time with little or no loss of value, including securities lawfully registered and listed on a public securities exchange for which an active trading market exists, on account of holding the Rollover Shares in connection with: (i) a sale of all or substantially all of the assets of the Acquirer or its subsidiaries; (ii) the sale, transfer redemption or exchange of the Rollover Shares; or (ii) a merger or consolidation of the Acquirer, or other transaction or series of transactions resulting in a change in the beneficial ownership or control of fifty percent (50%) or more of the voting securities or distributional rights with respect to the Acquirer or its subsidiaries or the applicable surviving entity (taken as a whole) as compared to the ownership and control of the voting securities or distributional rights with respect to the Acquirer or its subsidiaries prior to the closing of such transaction or transactions.

C. In the event the Contributor voluntarily sells, assigns or transfers ownership of any Rollover Shares or Additional Shares, other than in connection with a Permitted Transfer (such sold or transferred shares, the “Transferred Shares”), then all rights and obligations of the Contributor and the Acquirer and any Directors or officers of the Acquirer, and any of their permitted successors or assigns, arising under this Agreement shall terminate with respect to such Transferred shares only, except that: (i) all rights and obligations hereunder shall survive with respect to the Rollover Shares and Additional Shares other than the Transferred Shares; (ii) in the event of any transfer or sale in connection with any Liquidity Event, the Contributor’s rights under Section 2B shall survive; and (iii) in the event of any transfer or sale in connection with any Adjustment Event (as defined below), the rights and obligations of the Parties with respect to such Transferred Shares shall terminate, but all rights and obligations of the parties under this Agreement shall survive with respect to any successor securities received in exchange for or with respect to such Transferred Shares, or into which such Transferred Shares are converted, in connection with such Adjustment Event and that are deemed to be Rollover Shares or Additional Shares pursuant to Section 2F. “Permitted Transfers” means any gifts to family members, for tax or estate planning purposes, or any transfer to an entity directly or indirectly controlled by the Contributor or any family member of the Contributor.

D. One Way Adjustment. If the Fair Value of the Rollover Shares as set forth in the Final Determination Report is equal to or greater than the Agreed Value, then the Fair Value of the Rollover Shares shall be regarded as assured, no further true-up is necessary hereunder and the Contributor shall maintain the totality of the Rollover Shares.

E. Qualified Financing. Upon the sale or issuance of equity securities (including securities convertible into or exchangeable for equity securities) of the Acquirer, resulting in aggregate net proceeds to the Acquirer or its subsidiaries of Ten Million Dollars ($10,000,000) or more (collectively, a “Qualified Financing”), occurring after the Measuring Date, whether in a single transaction or in multiple transactions, then, at the option of the Contributor, the Acquirer shall use fifty percent (50%) of the proceeds of the Qualified Financing in excess of Ten Million Dollars ($10,000,000) to repurchase and redeem from the Contributor the Rollover Shares and the Additional Shares for a cash purchase price per share equal to the Agreed Value divided by the number of Rollover Shares (as the number of outstanding Rollover Shares may be adjusted from time to time).

F. Recapitalization. In the event of any share split, recapitalization, reorganization, share exchange, merger, dividend of equity or any equity-equivalent rights or securities, consolidation or other transactions resulting in the exchange, dilution, conversion of or otherwise affecting the Rollover Shares or the Cap or adversely impacting the Contributor’s rights or anticipated economic benefits under this Agreement (each, an “Adjustment Transaction”), then this Agreement and any reference herein to the Rollover Shares, the Additional Shares, the Cap or to a particular number of Rollover Shares or Additional Shares shall be interpreted, and deemed to be adjusted and amended as necessary, such that the Contributor’s rights and economic benefits under this Agreement are not adversely impacted or circumvented by any such event or transaction. For example, if the Acquirer merges with and into another corporation, whereby each Rollover Share is converted into 2 shares of common stock of the surviving corporation, then all references to the Rollover Shares and Additional Shares under this Agreement shall be deemed to refer to the shares of common stock of the surviving corporation into which the original Rollover Shares were converted, all references to any specific number of Rollover Shares or Additional Shares, including the Cap, shall be doubled, and all references to the Acquirer would be deemed to refer to the surviving corporation into which the Acquirer merged.

G. Delivery. If requested by the Contributor in writing, Acquirer hereby agrees to deliver to the Contributor, within thirty (30) Business Days following the date of such request, reasonable evidence that the Additional Shares have been issued to the Contributor and recorded on the books and records (including transfer records) of Acquirer.

H. Call. Prior to the Measurement Date, if each of the following Call Conditions is satisfied: (i) the outstanding balance of the promissory note of the Acquirer in favor of the Contributor, dated of even date herewith (the “Seller Note”) is Two Million Dollars ($2,000,000) or less; and (ii) no default or event of default has occurred by the Acquirer under the Seller Note or under this Agreement (the “Call Conditions”), then the Acquirer and any named Officer or Director of the Acquirer, shall have the right to purchase the Rollover Shares and the Additional Shares held by the Contributor in total for two million dollars ($2,000,000), or in part by dividing $2,000,000 by the sum of the number of Rollover Shares and the Additional Shares held by the Contributor to establish a per share price for the purchase of any or all of the Rollover Shares or Additional Shares issued under this Agreement and the Contribution Agreement.

3. Acquirer Representations. In connection with the transactions contemplated hereby, the Acquirer hereby makes the following representations and warranties to the Contributor:

A. Authority. The Acquirer has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Acquirer of this Agreement and the consummation by the Acquirer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Acquirer. This Agreement constitutes the legal, valid and binding obligations of the Acquirer, enforceable against the Acquirer in accordance with its terms.

B. Capitalization.

(1)	Once issued, the Additional Shares will be (i) duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights or similar rights of any person other than the Contributor created by statute, the certificate of organization, articles of organization or any agreement or document to which the issuer is a party or by which it is bound, and (ii) offered, sold, issued and delivered by the issuer in compliance with all applicable Laws, including federal and state corporate and securities Laws. Except as set forth on the schedules to the Contribution Agreement (the “Acquirer Disclosure Schedules”) delivered at Closing, as of the date hereof and as of the Measurement Date, no agreements have been made concerning the issuance of equity securities, partnership interests or similar ownership interests or other voting securities of the Acquirer or any securities exchangeable or convertible into or exercisable for such capital stock, other equity securities, partnership interests or similar ownership interests or other voting securities of the Acquirer. Except as set forth on the Acquirer Disclosure Schedules delivered at Closing, the Acquirer has not agreed to issue any bonds, debentures, notes or other indebtedness of the Acquirer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which equity holders of the Acquirer may vote. Except as set forth on the Acquirer Disclosure Schedules delivered at Closing, the Acquirer has not agreed to repurchase, redeem or otherwise acquire or cause the repurchase, redemption or acquisition of any equity or other securities.

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(3)	Except as set forth on the Acquirer Disclosure Schedules delivered at Closing, there are no planned (i) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Acquirer to which the Acquirer is a party, by which the Acquirer is bound, or of which the Acquirer has Knowledge, or (ii) agreements or understandings to which the Acquirer is a party, by which the Acquirer will be bound, or of which the Acquirer has knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any equity interests. The holders of equity interests and Acquirer Stock Rights have been or will be properly given, or shall have properly waived, any required notice prior to the transactions contemplated herein.

C.	No Conflict; Required Filings and Consents.

(1)	The execution, delivery and performance by the Acquirer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:

i.	conflict with or violate the certificate of incorporation or bylaws of the Acquirer;

ii.	conflict with or violate any Law applicable to the Acquirer; or

iii.	result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of or notice to any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract.

(2)	The Acquirer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Acquirer of this Agreement or the consummation of the transactions contemplated hereby or thereby.

D. Information Provided to Valuation Firm. As of the Effective Date, Acquirer hereby covenants, represents and warrants that it will provide or make available to the Valuation Firm (and by issuing the Additional Shares to the Contributor the Acquirer represents and warrants that it has provided or made available to the Valuation Firm) all books, records, personnel, facilities and other information, data or Contracts known to Acquirer or its senior managers that is or could reasonably be regarded as material to the Valuation Firm’s assignment hereunder.

E. Import of this Agreement. The Acquirer acknowledges that the protections afforded under this Agreement were material to the Contributor’ decision to consummate the transactions contemplated by the Purchase Agreement and that the Contributor would not have entered into such transactions but for Acquirer’s agreements and assurances hereunder.

4. Benefit of Agreement. No party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, provided however, that no such consent shall be required in connection with any Permitted Transfer. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person, other than the parties hereto, their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or provision herein contained and all such covenants, conditions and provisions are and shall be held to be for sole and exclusive benefit of the parties hereto, their respective successors and permitted assigns.

5. Amendments. This Agreement may only be changed, discharged or terminated by an agreement in writing and signed by the party against whom enforcement of any change, discharge or termination is sought.

6. Counterparts. Multiple copies of this Agreement may be executed as originals and each shall have the full force and effect of an original.

7. Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Purchase Agreement.

8. Notices. All communications sent hereunder shall be sent by U.S. mail with a copy by confirmed facsimile and email as follows:

If to Acquirer:	SharedLabs, Inc.
118 W Adams St, Suite 200
Jacksonville, FL 32202
E-mail: mark@sharedlabs.com

If to the Contributor:	Kishore Khandavalli
Personal and Confidential
5520 Monterey Dr.
Frisco TX 75034
E-mail: kk@khandavalli.com

with a copy (not constituting notice) to:

Gravel & Shea PC
76 St. Paul Street, 7th Floor
P. O. Box 369
Burlington, VT 05402-0369
perly@gravelshea.com
Attn: Peter S. Erly, Esq.

Any party to whom notices are to be sent pursuant to this Agreement may, from time to time, change its address for further communication thereunder by giving notice in the manner prescribed herein to all of the parties hereto.

9. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to conflict of laws.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first written above.

CONTRIBUTOR

Kishore Khandavalli

SHAREDLABS, INC.

By:
Name:	Jason M. Cory
Title:	President & Chief Executive Officer

[Signature Page to Value Assurances Agreement]